Form 10-K, Exhibit 13
period 1996-12-31
FIRST MERCHANTS ACCEPTANCE CORP
filed 1997-03-31
CIK 926296

                                                        EXHIBIT 13.1


                     FIRST MERCHANTS ACCEPTANCE CORPORATION
                               1996 ANNUAL REPORT











                                   [Graphic]







From start to finish, first in creating financing solutions for unique borrowing needs.






                                      FMAC

           COMPANY PROFILE

           First Merchants Acceptance Corporation is a national specialty finance company. Our mission is creating financing solutions for our customers' unique needs. We serve the expanding market for financing used automobile purchases by consumers with limited access to traditional credit sources. The Company acquires retail installment contracts originated by franchised and independent automobile dealers through a network of regional dealer service centers and financial institution partners. First Merchants is also exploring opportunities to provide home equity and other forms of credit to its target markets.



                         1    Operating Highlights
                         1    Financial Highlights
                         2    Letter to Stockholders
                         11   Index to Financial Review
                         45   Directors and Officers
                         46   Corporate Information

                             FINANCIAL HIGHLIGHTS


Dollars in thousands except per
 common share data and non-financial
 data                                         DECEMBER 31,
                                         1996              1995       % CHANGE
                                   -------------------------------------------
FOR THE YEAR
Installment Contracts Purchased    $  525,795           257,947         103.8%
Total Revenues                        100,652            39,548         154.5%
Net Earnings                           10,520             6,701          57.0%
                                   -------------------------------------------

AT YEAR END
Net Finance Receivable Owned       $  244,362           251,908          -3.0%
(excluding held for sale)
Net Finance Receivables Serviced      641,199           284,173         125.6%
Stockholder's Equity                   94,737            84,279          12.4%
                                   -------------------------------------------

PER SHARE DATA
Net Earnings                       $     1.56              1.35          15.6%
Market Value                            19.13             18.50           3.4%
Book Value                              14.51             12.92          12.3%
Weighted Average Common                 6,742             4,980          35.4%
 Shares Outstanding
                                   -------------------------------------------

SELECTED RATIOS
Return on Average Assets                  3.1%             4.0%
Return on Average Equity                 11.7%            17.6%
Credit Loss Reserves as a
 Percentage of Net Finance
 Receivables - Serviced                   8.2%             5.2%
Net Charge-offs as a Percentage
 of Average Net Finance
 Receivables - Serviced                   6.8%             5.2%
                                   -------------------------------------------

NON-FINANCIAL DATA
Number of Participating Dealers         4,367            1,983          121.2%
Numbers of States Served                   37               30           23.3%
Number of Employees                       627              300          109.0%
                                   -------------------------------------------



         [BAR CHART]               [BAR CHART]              [BAR CHART]

     NET EARNINGS BEFORE     NET FINANCE RECEIVABLES-       STOCKHOLDERS'
     EXTRAORDINARY ITEM      TOTAL PORTFOLIO SERVICED          EQUITY
    (in million dollars)       (in million dollars)     (in million dollars)
-------------------------------------------------------------------------------
    1996    10.5                      641.2                     94.7
            ----                      -----                     ----

    1995     6.7                      284.2                     84.3
            ----                      -----                     ----

    1994     2.8                       94.1                     25.7
            ----                      -----                     ----
-------------------------------------------------------------------------------

           DEAR FELLOW STOCKHOLDERS

           I am encouraged to report steady progress by First Merchants Acceptance Corporation in 1996. Our performance results from a conservative approach to balancing risk and profitability, driven by a leading-edge credit scoring and risk management system supported by a strong balance sheet. We are moving toward our strategic objective of creating a diversified financial services company, with brand recognition and loyalty, for the millions of potential customers who do not have access to traditional lending sources.

[Photo]
Mitchell C. Kahn
President and CEO

           As many of you know, the non-prime lending industry experienced some upheaval in late 1996 and early 1997 as several companies fell victim to financial woes. While these are unfortunate developments, they do not alter our fundamental strategy. In fact, they reinforce our strategy. First Merchants has been and will always be a conservatively managed company, and we are confident that this approach will serve our stockholders well over the long term.

           The non-prime lending industry plays a critical role for those consumers who are unable to qualify for traditional bank credit. The need for this service has not diminished and, in the long run, the industry will prosper and grow. We expect First Merchants to be in the forefront of the industry.

           FINANCIAL PERFORMANCE

           For the year ended December 31, 1996, First Merchants reported $10.5
           million in   earnings, a 57 percent increase over the $6.7 million
           earned in 1995. Net earnings for the fourth quarter declined to $1.0 million, from $2.5 million, in the year ago quarter. These results reflect increased charge-offs and additions to the allowance for credit losses in the fourth quarter.

                                    [Photo]


FIRST MERCHANTS IS ACCELERATING ITS PROGRESS THROUGH INVESTMENTS IN TECHNOLOGY,
       NEW DISTRIBUTION CHANNELS, AND IMPROVED CREDIT RISK MANAGEMENT

           The allowance for credit losses at December 31, 1996 was $17.2 million or 7.0 percent of owned finance receivables (excluding contracts held for sale) compared to $14.3 million, or 5.7 percent of owned finance receivables a year earlier. Credit loss reserves, including the allowance for credit losses and reserves attributable to contracts sold or held for sale, increased to 8.2 percent of serviced finance receivables compared with 7.6 percent at September 30, 1996. As of December 31, 1996, accounts 61 or more days past due constituted 2.1 percent of net receivables-serviced, as compared to
           0.7 percent a year earlier. Net charge-offs as a percentage of average net finance receivables serviced were 6.8 percent for 1996, as compared to 5.2 percent for the same period the prior year.

WE START 1997 IN SOUND FINANCIAL
CONDITION. WE REPORTED A STRONG
INCREASE IN REVENUES, A YEAR
OVER YEAR INCREASE IN NET
EARNINGS, AND STRONG TRENDS
IN EARNINGS PER SHARE FOR 1996.

           The bulk of the charge-offs in 1996 resulted from loans originated prior to the implementation of our new credit scoring system. A risk analysis using the latest generation of this system characterized the paper purchased for the portfolio in the second half of 1996 to be of higher quality than prior period purchases.

           Management is convinced that the charge-offs and additions to reserves taken in the fourth quarter were both prudent and necessary to enhance our long-term performance. These actions reflect management's con-

           stant focus on analyzing credits in the portfolio and maintaining the strength of the Company's balance sheet. First Merchants continues to take the necessary steps to continue to improve credit quality and minimize the factors that contributed to our fourth quarter's performance falling short of expectations.

           For 1996, we reported a strong increase in revenues, a year over year increase in net earnings, and strong trends in earnings per share. Management is moving ahead with a business plan for our auto finance group to: emphasize the middle to upper-end of the non-prime credit quality spectrum; broaden the "hub and spoke" strategy for our dealer service centers; reduce operating expenses; and continue to focus resources on diversifying our loan origination channels.

           Our history of achieving exceptional portfolio growth continued in 1996. Receivables retained on our balance sheet provide interest income, while contracts sold through securitizations generate servicing fees and cash flow from the excess portfolio spreads. These revenues complement our competitive funding costs and operating efficiencies to expand profitability.

           First Merchants purchased $130.5 million in finance contracts during the fourth quarter, a 30 percent increase over the $100.1 million purchased in the comparable quarter of the prior year. For all of 1996, the Company purchased $525.8 million in finance contracts, up significantly from the $257.9 million purchased in 1995. The Company's increased annual originations were attained through expansion and diversification of its sales efforts and greater geographic coverage.

[Bar Chart]
INSTALLMENT CONTRACTS PURCHASED
(in million dollars)

1996       525.8

1995       257.9

1994        91.4


           During the past year First Merchants expanded its financing base through a strong receivables-backed securitization program comprised of $272.1 million in privately-placed and $262.3 million in publicly-financed debt. The Company expects to continue its securitization program as a key part of its 1997 funding strategy.

           During 1996, our average cost of funds declined by 110 basis points, due to more favorable pricing on our $205 million bank line of credit and attractive securitization interest rates. Our entry into the securitization market just one year ago was favorably received in the investor community. We were the first non-prime auto finance company to issue floating-rate and fixed-rate notes within the same transaction. We also successfully exported our name and financing capability abroad through the sale of $40 million of notes in the European market.

           Our strong capital base, improved infrastructure, successful securitization program, portfolio credit quality, and increased bank line of credit have enabled us to expand our auto receivable portfolio to more than $600 million in just over five years. We believe First Merchants is an attractive investment opportunity for current and prospective stockholders.

                                    [Photo]

                       OUR STRATEGY CHANGES THE PARADIGM

           First Merchants' future success rests on three key initiatives begun during 1996: strategic repositioning of our offices; establishing new distribution channels; and emphasizing credit scoring and risk management. Because of these calculated actions, the Company is poised to capitalize upon current marketplace trends.

           STRATEGIC REPOSITIONING
           During 1996, we began to focus on improving internal efficiency, implementing a "hub and spoke" strategy to consolidate 26 dealer service centers in order to accelerate our progress toward becoming a low cost provider and maintain our competitive edge. This strategy was well received by our dealers, who have come to respect First Merchants' commitment to quality, professionalism and fiscal conservatism. This approach has helped us to continue expanding nationally, while improving service and operating efficiencies.

                                    [Photo]

                       AND STANDS OUT IN THE MARKETPLACE

           ESTABLISHING NEW DISTRIBUTION CHANNELS
           Capitalizing on the internal improvements made during 1996, we focused our energy on diversifying our loan origination sources through new distribution channels such as financial institutions and used car mega-stores. We now operate nationally, covering 80 percent of the 50 largest metropolitan markets. Our regional office presence, combined with the national sales force, has created a valuable franchise for First Merchants.

           In 1996, First Merchants launched its first cooperative arrangement with a financial institution, Magna Bank of St. Louis, allowing Magna to present itself as a full-service automobile lender to its dealers while referring non-prime business to the Company. We also affiliated with two national used car mega-stores, Car Max and AutoNation USA, to purchase higher quality secondary paper. We expect to develop further such affiliations.

           Last year, we divided our sales force into three groups to diversify First Merchants' business development efforts. Our Retail Relations Group, the "spokes" in our "hub and spoke" strategy, focuses on developing and maintaining business from franchised automobile dealers. Our Strategic Relations Group works with the used car mega-stores and multi-state mega dealers. Our Financial Institutions Group, comprised of experienced bankers, calls on financial institutions to sell the Company's private label, non-prime auto finance program to complement banks' existing prime auto finance programs.

FIRST MERCHANTS USE OF
RISK-BASED PRICING, CREDIT
SCORING AND RISK MANAGEMENT
PHILOSOPHY PUTS THE COMPANY
AT THE FOREFRONT OF
INNOVATION IN THE INDUSTRY.

           THE FMAC DISTINCTION
           First Merchants use of risk-based pricing, credit scoring and risk management puts the Company at the forefront of innovation in the industry. In addition to our emphasis on credit risk management, the Company is configuring leading-edge technology to create a new loan origination and processing platform that will become operational in the second quarter of 1997.

           The Company constantly trains and certifies its credit underwriting staff. Emphasis is also placed on developing techniques to refine our approach to risk management to obtain a quicker analysis of credit quality, to enhance price realizations, to identify portfolio trends and project static pool losses. We manage risk profitably by applying conservative underwriting criteria, setting interest rates and discounts appropriate to the risk, and by aggressively servicing delinquent accounts.

           First Merchants demonstrated its commitment to becoming a low cost provider by improving our efficiency ratio (operating expenses, net of special charges, as a percentage of total revenues) to 38.1 percent for 1996 from 41.2 percent for 1995. We achieved this despite the increased costs associated with developing credit scoring and risk management tools, and the upgrade of information and servicing systems.

           The marketplace is undergoing change as certain competitors encounter financial difficulties and lose momentum. We feel that this is part of the maturation process of our industry which will create more opportunities for sophisticated and competitive long-term players like First Merchants.

                                    [Photo]


                WE REMAIN AHEAD OF THE CURVE BY DIVERSIFYING
                      OUR FINANCIAL PRODUCT OFFERINGS,
                     DEVELOPING STRATEGIC ALLIANCES AND
                     DISTRIBUTION CHANNELS, AND APPLYING
                           LEADING-EDGE TECHNOLOGY

                               SHAPING THE FUTURE

           The Company is advancing several initiatives to position itself as a diversified financial services company with brand identity, poised to meet the needs of our target customer, the non-prime borrower. We intend to provide financial products that meet the needs of the non-prime borrower and are consistent with our credit and risk management standards. Ultimately, our goal is to provide a one-stop shop for this market.

FIRST MERCHANTS' SUCCESS
RESULTS FROM THE COMPANY'S
VISION, VALUES, OPERATING
PHILOSOPHY AND STRATEGY.

           As previously reported, First Merchants' Financial Institutions Program employs a team with banking experience to call upon and develop relationships with banks. We are one of few in the industry with the reputation and professional capability to develop such relationships. We are in the forefront of this effort and are excited by the opportunities.

           Late last year, we took our first steps toward diversification. We started the testing of various consumer loan products. We have also hired an experienced management team to establish a home equity lending business which we expect to become operational in the second half of 1997.

           First Merchants' success results from the Company's vision, values, operating philosophy and strategy. We continue to build on our vision to become a world class diversified financial services company. Our financial goal is to continue to strengthen our balance sheet and increase earnings to maximize value for our stockholders over the long term.


           Sincerely,


           MITCHELL C. KAHN
           President and Chief Executive Officer

FINANCIAL STATEMENTS


                12           Selected Financial Data
                13           Management's Discussion and
                             Analysis of Financial Condition and
                             Results of Operations
                21           Independent Auditors' Report
                22           Consolidated Balance Sheets
                24           Consolidated Statements of Earnings
                25           Consolidated Statements of Changes
                             in Stockholders' Equity
                26           Consolidated Statements of
                             Cash Flows
                28           Notes to Consolidated Financial
                             Statements

SELECTED FINANCIAL DATA


--------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                              1996     1995     1994         1993           1992
Dollars in thousands, except per share data
--------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATING DATA
Interest income - finance receivables         $    70,870   38,210   15,324         6,354          1,960
Gain on sale of finance receivables                22,925       --       --            --             --
Other income                                        6,857    1,338      699           401             78
Total revenues                                    100,652   39,548   16,023         6,755          2,038
--------------------------------------------------------------------------------------------------------
Interest expense                                   21,822   10,754    4,034         1,378            443
Provision for credit losses                        21,860    1,700       --            --             --
Operating expenses                                 39,724   16,290    7,490         3,813          1,268
Total expenses                                     83,406   28,744   11,524         5,191          1,711
--------------------------------------------------------------------------------------------------------
Earnings before income taxes and
extraordinary item                                 17,246   10,804    4,499         1,564            327
Income taxes                                        6,726    4,103    1,710           626             --
Net earnings before extraordinary item             10,520    6,701    2,789           938            327
--------------------------------------------------------------------------------------------------------
Extraordinary item                                     --       --  (1,168)            --             --
Net earnings                                       10,520    6,701    1,621           938            327
Warrant accretion                                      --       --    (127)           (18)            --
Net earnings available to stockholders        $    10,520    6,701    1,494           920            327
--------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding          6,742    4,980    3,297         2,922          1,921
--------------------------------------------------------------------------------------------------------
Per share data:
Net earnings before extraordinary item        $      1.56     1.35     0.85          0.32           0.17
Net earnings                                         1.56     1.35     0.49          0.32           0.17
Net earnings available to stockholders        $      1.56     1.35     0.45          0.31           0.17
--------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA
Net finance receivables                       $   244,362  251,908   94,090        33,563         11,418
Finance receivables held for sale, net             42,758   32,265       --            --             --
Total assets                                      339,606  282,274   92,108        33,781         12,820
Senior revolving credit facility                   33,300  104,000   61,975        22,225          7,440
Notes payable - securitized pools                 133,709   70,378       --            --             --
Subordinated reset notes, net                      63,760   13,896       --            --             --
Total stockholders' equity                    $    94,737   84,279   25,703         7,507          4,017
Outstanding common shares                           6,531    6,526    4,142         2,471          1,971
Book value per common share                   $     14.51    12.91     6.21          3.04           2.04
--------------------------------------------------------------------------------------------------------

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following analysis of the financial condition and results of operations of First Merchants Acceptance Corporation and its wholly owned subsidiaries (the "Company") should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and the other financial data included elsewhere in this annual report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the financial data included elsewhere in this annual report.

GENERAL

The Company is a specialty consumer finance company primarily engaged in financing the purchase of automobiles through the acquisition of dealer-originated retail installment contracts collateralized by the underlying automobiles. The Company has experienced significant annual growth in the serviced finance receivable portfolio since it commenced operations in June, 1991. The Company derives all of its revenues from its finance receivable portfolio and from the gains and fees associated with the securitization, sale and servicing of finance receivables. At December 31, 1996, the Company operated 25 dealer service centers servicing automobile dealers located in 37 states.

RESULTS OF OPERATIONS

The following table sets forth certain financial data:

-----------------------------------------------------------------------------
   YEARS ENDED DECEMBER 31                             1996     1995    1994
   Dollars in thousands
   Average net finance receivables - owned (1)     $346,904  171,737  62,898
   Average net finance receivables - serviced (1)   474,362  171,737  62,898
   Average indebtedness (2)                         272,939  118,173  43,481
-----------------------------------------------------------------------------
   Income from finance receivable portfolio          72,905   39,548  16,023
   Interest expense                                  21,822   10,754   4,034
   Net interest income                              $51,083   28,794  11,989
-----------------------------------------------------------------------------
   Gross portfolio yield (3)                         21.0 %   23.0 %  25.5 %
   Average cost of borrowed funds (2)                   8.0      9.1     9.3
   Net interest spread (4)                           13.0 %   13.9 %  16.2 %
-----------------------------------------------------------------------------
   Net portfolio yield (3)                           14.7 %   16.8 %  19.1 %
-----------------------------------------------------------------------------



(1) Net finance receivables-owned represents those net finance receivables that have been retained by the Company. Net finance receivables-serviced represents net finance receivables-sold and net finance receivables-owned. Net finance receivables-owned and serviced represent the total contractual payments due under finance contracts less the related unearned finance charges on those receivables. Net finance receivables-owned and serviced have not been reduced by unamortized contract acquisition discounts, unearned ancillary income, unamortized contract acquisition costs and the allowance for credit losses. Average net finance receivables-owned and serviced are calculated based on month-end balances.
     (2) Indebtedness includes the borrowings outstanding under the senior revolving credit facility, notes payable-securitized pools and subordinated reset notes. The average indebtedness is based on daily balances. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.
(3) Gross portfolio yield represents income from finance receivable portfolio as a percentage of average net finance receivables-owned. Net portfolio yield represents net interest income as a percentage of average net finance receivables-owned.

(4) Net interest spread represents the gross portfolio yield less the average cost of borrowed funds.

Management's Discussion and Analysis


YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

REVENUES
The Company purchased 45,488 finance contracts having an aggregate initial principal amount of $525.8 million in 1996, representing increases of 79.5% and 103.8%, respectively, from the 25,336 finance contracts having an aggregate initial principal amount of $257.9 million purchased in 1995.

Interest and other income from finance receivables-owned increased $33.4 million, or 84.3%, to $72.9 million in 1996 from $39.5 million in 1995. The growth in income from the finance receivable portfolio resulted from an increase in the number and average size of finance contracts purchased by dealer service centers as well as an increase in the number of states served and the size of the Company's sales force.

Average net finance receivables-owned increased $175.2 million, or 102.0% to $346.9 million in 1996 from $171.7 million in 1995. Income from the owned finance receivable portfolio as a percentage of average net finance receivables-owned ("gross portfolio yield") decreased to 21.0% in 1996 from 23.0% in 1995. The decrease in the gross portfolio yield was primarily attributable to general competition in the marketplace and the purchase of a higher percentage of finance receivables covering later model automobiles, which generally have a lower interest rate.

The Company may experience further reductions in its gross portfolio yield and decreases in interest income from finance receivables. However, the increases in the Company's total revenues attributable to increases in the volume of finance contracts purchased, securitization and sales of finance receivables, and related servicing activities are expected to offset decreases in interest income attributable to decreases in the Company's portfolio yield and interest income from finance receivables.

In 1996, the Company recognized $22.9 million in gains on sales of finance receivables to special purpose financing trusts (the "Trusts") and the issuance to investors of $389.4 million of automobile receivable-backed notes and certificates by the Trusts. The gains represent the difference between the sales proceeds, net transaction costs, and the Company's carrying value of the finance receivables sold, plus excess servicing rights. Excess servicing rights represent the present value of estimated future collections and recoveries on the finance receivables sold to the Trusts, less required principal and interest payments to the investors, base servicing fees payable to the Company at an annual rate of 2.5% of finance receivables sold and certain other fees. Because the Company may choose to structure future issuances of automobile receivable-backed securitizations in a manner which will result in the recognition of gains on the sale of receivables in some securitizations and the issuance of debt in others, the amount and timing of such future transactions could impact the Company's net earnings in any given financial reporting period. No finance receivables were sold in 1995. See "Liquidity and Capital Resources."

Servicing fee income represents the Company's base servicing fee on the finance receivables sold to Trusts as well as accretion of the excess servicing receivable. Servicing fee income was $4.8 million in 1996. No servicing fee income was recorded in 1995.

EXPENSES
Interest expense increased $11.0 million, or 102.9%, to $21.8 million in 1996 from $10.8 million in 1995. The increase in interest expense resulted primarily from an increase in borrowings under the senior revolving credit facility, (the "Senior Revolving Credit Facility"), of notes payable-securitized pools and the subordinated reset notes. Such increased borrowings were used to fund the growth of the Company's serviced finance receivable portfolio. Average indebtedness, including borrowings under the Senior Revolving Credit Facility, notes payable-securitized pools and subordinated reset notes increased $154.7 million, or 131.0%, to $272.9 million in 1996, from $118.2 million in 1995. Interest expense, including the amortization of fees, as a percentage of average indebtedness ("average cost of borrowed funds") was 8.0% in 1996, compared to 9.1% in 1995. See "Liquidity and Capital Resources."

For 1996, the provision for credit losses increased $20.2 million to $21.9 million from $1.7 million charged against earnings in 1995. In order to adjust for credit risks and achieve an acceptable rate of return, the Company typically purchases finance contracts from dealers at a discount from the principal amounts of such contracts. The discount is nonrefundable to the dealer. The discount is allocated to the allowance for credit losses. Prior to 1995, a portion of the discount was amortized into interest income. Beginning in 1995, the remaining unamortized contract acquisition discounts were used to absorb credit losses. For 1996 and 1995, discounts as a percentage of the principal amount financed were 3.6% and 6.2%, respectively.

Management's Discussion and Analysis

Non-refundable discounts collected from dealers are supplemented by the provision for credit losses and, are used to absorb future credit losses. The increased charge-offs combined with the declining discounts were the primary factors in determining the increase in the provision for credit losses. See "Credit Loss Experience."

Operating expenses increased $23.4 million, or 143.9%, to $39.7 million in 1996 from $16.3 million in 1995. Operating expenses in 1996 include charges of $1.4 million for severance, lease termination and other costs associated with consolidating certain dealer service centers, expanding the geographic coverage of the Company's sales force and other expense reduction efforts to improve operating efficiencies. Although operating expenses increased during 1996, the Company's finance receivable portfolio grew at a faster rate than the rate of increase in operating expenses. As a result, operating expenses as a percentage of average net finance receivables-serviced decreased to 8.4% in 1996 from 9.5% in 1995.

Employee compensation and related costs, such as group insurance and payroll taxes, represented 59.3% and 63.0% of total operating expenses in 1996 and 1995, respectively. Employee compensation expense increased $13.2 million, or 129.4%, to $23.5 million in the year 1996 from $10.3 million in 1995. Both employee compensation and total operating expenses increased as a result of expanding operations and growth in the serviced finance receivable portfolio.

INCOME TAXES
Income taxes were recorded at an effective rate of 39.0% and 38.0% in 1996 and 1995, respectively.

NET EARNINGS
Net earnings increased $3.8 million, or 57.0%, to $10.5 million in the year 1996 from $6.7 million in 1995. The increase in net earnings is directly attributable to the growth in the finance contract portfolio and related factors discussed above.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

REVENUES
The Company purchased 25,336 finance contracts having an aggregate initial principal amount of $257.9 million in 1995, increases of 149.5% and 182.1%, respectively, from the 10,154 finance contracts having an aggregate initial principal amount of $91.4 million purchased in 1994.

Interest and other income from finance receivables-owned increased $23.5 million, or 146.8%, to $39.5 million in 1995, from $16.0 million in 1994. The growth in income from the finance receivable portfolio resulted from an increase in the number of finance contracts purchased by dealer service centers in operation at December 31, 1994, as well as the purchase of finance contracts by dealer service centers opened after December 31, 1994.

Average net finance receivables-owned increased $108.8 million, or 173.0%, to $171.7 million in 1995 from $62.9 million in 1994. The gross portfolio yield decreased to 23.0% in 1995, from 25.5% in 1994. The decrease in the gross portfolio yield was primarily attributable to a combination of a greater concentration of finance receivables in states with lending regulations that limited the maximum rate of interest which may be charged, the purchase of a higher percentage of finance contracts covering later model automobiles, which generally have a lower interest rate, and the elimination of discount amortization into interest income.

EXPENSES
Interest expense increased $6.8 million, or 166.6%, to $10.8 million in 1995 from $4.0 million in 1994. The increase in interest expense resulted from an increase in borrowings under the Senior Revolving Credit Facility, proceeds from the issuance of indebtedness which includes notes payable-securitized pools and subordinated reset notes. Average cost of borrowed funds increased $74.7 million, or 171.8%, to $118.2 million in 1995 from $43.5 million in 1994. Average cost of borrowed funds was 9.1% in 1995, compared to 9.3% in 1994.

In 1995, the Company negotiated two interest rate reductions in conjunction with its Senior Revolving Credit Facility. In 1995, the interest rate charged on borrowings under the Senior Revolving Credit Facility averaged 8.24% compared to 8.00% in 1994. At December 31, 1995, the reference prime rate was 8.50%; however, because of the LIBOR pricing option, the weighted average interest rate under the Senior Revolving Credit Facility was 7.39%. At December 31, 1994, the reference prime rate was 8.50% and the interest rate charged on the Senior Revolving Credit Facility was 8.73%.

Management's Discussion and Analysis

For 1995, a provision for credit losses of $1.7 million was charged against earnings. No provision was recorded in 1994. For 1995 and 1994, discounts as a percentage of the principal amount financed were 6.2% and 8.0%, respectively. Non-refundable discounts collected from dealers are supplemented by the provision for credit losses and are used to absorb future credit losses.

Operating expense increased $8.8 million, or 117.5%, to $16.3 million in 1995 from $7.5 million in 1994. Although operating expenses increased during 1995, the Company's finance receivable portfolio grew at a faster rate than the rate of increase in operating expenses. As a result, operating expenses as a percentage of average net finance receivables-serviced decreased to 9.5% in 1995 from 11.9% in 1994.

Employee compensation and related costs, such as group insurance and payroll taxes, represented 63.0% and 66.0% of total operating expenses in 1995 and 1994, respectively. Employee compensation expense increased $5.4 million, or 107.7%, to $10.3 million in 1995, from $4.9 million in 1994. Both employee compensation and total operating expenses increased due to expanding operations and growth in the serviced finance receivable portfolio.

INCOME TAXES
Income taxes were recorded at an effective rate of 38.0% for both 1995 and 1994.

NET EARNINGS
Net earnings before extraordinary item increased $3.9 million, or 140.3%, to $6.7 million in 1995 from $2.8 million in 1994. The increase in net earnings before extraordinary item is directly attributable to the growth in the finance receivable portfolio and related factors discussed above. In 1994, the Company recorded a one-time, non-cash extraordinary charge of $1.2 million resulting from the early termination of its subordinated credit facility (the "Subordinated Credit Facility").

Net earnings increased $5.1 million, or 313.4% to $6.7 million in 1995 from $1.6 million in 1994. The difference between net earnings and net earnings available to stockholders was attributable to warrant accretion during 1994.

CREDIT LOSS EXPERIENCE

The Company maintains an allowance for credit losses at a level that management believes adequate to absorb potential losses in the owned finance receivable portfolio. Management evaluates the adequacy of the allowance for credit losses by reviewing credit loss experience, delinquencies, the value of the underlying collateral, the level of the finance receivable portfolio and general economic conditions and trends. Consistent with common industry practice and to better correlate with the Company's credit loss experience and collection patterns, an account is charged-off at the earliest of the time the account's collateral is repossessed, the account is 121 or more days past due or the account is otherwise deemed to be uncollectible. Prior to December 1996, an account was charged off at the earliest of repossession, 91 or more days past due or the account was otherwise deemed to be uncollectible. At December 31, 1996, $2,165,791 of accounts were greater than 90 but less than 121 days delinquent; this amount principally represents finance receivables that have been reduced to their estimated net realizable value.

The allowance for credit losses is initially established through contract acquisition discounts. A provision for credit losses is charged against earnings in addition to the contract acquisition discounts credited to the allowance for credit losses.

During the fourth quarter of 1996, the Company noted various delinquency and other trends indicating that charge-offs would likely increase in the short term and made additions to its allowance for credit losses. In the latter part of 1996, the Company introduced a new credit scoring and risk management system and strengthened collection procedures. A thorough risk analysis performed using the Company's latest generation credit scoring system indicates that the receivables purchased for the portfolio in the second half of 1996 are of higher quality than those previously purchased. However, management believes that the charge-off rate in the first half of 1997 will be higher than the levels experienced in the corresponding 1996 periods due to normal portfolio seasoning.

The following table summarizes data relating to the Company's charge-off experience and allowance for credit losses. The charge-off experience includes estimated losses to be incurred upon the sale of collateral repossessed for net finance receivables-owned.

Management's Discussion and Analysis

-----------------------------------------------------------------------------
     YEARS ENDED DECEMBER 31                          1996     1995    1994
     Dollars in thousands
     Average net finance receivables - serviced   $474,362  171,737  62,898
     Net charge-offs - serviced                     32,307    8,969   2,820
     Net charge-offs as a percentage of average
     net finance receivables - serviced               6.8%     5.2%    4.5%
-----------------------------------------------------------------------------
     AS OF DECEMBER 31
     Net finance receivables - owned              $244,362  251,908  94,090
     Allowance for credit losses - owned            17,182   14,301   4,489
     Allowance for credit losses as a percentage
     of net finance receivables - owned               7.0%     5.7%    4.8%
-----------------------------------------------------------------------------

Net finance receivables held for sale totaled $42.8 million and $32.3 million, net of contract acquisition discounts of $1.1 million and $0.4 million at December 31, 1996 and 1995, respectively. Net finance receivables held for sale are not included above as they are recorded at the lower of aggregate cost or market value.

At December 31, 1996, the excess servicing receivable is reported net of a $34.0 million allowance for estimated credit losses on finance receivables sold to the Trusts. There was no excess servicing receivable at December 31, 1995.

DELINQUENCY EXPERIENCE

A payment is considered past due if the borrower fails to make a satisfactory payment on or before the due date as specified by the terms of the finance contract. The Company typically contacts borrowers whose payments are not received by the due date within one to two days after such due date. The following table summarizes the Company's delinquency experience for accounts with payments 61 days or more past due on both a number and dollar basis for its serviced finance receivable portfolio as of December 31, 1996 and 1995. The delinquency experience data exclude contracts where the collateral has been repossessed.

----------------------------------------------------------------------------------------------
AS OF DECEMBER 31                                          1996                 1995
Dollars in thousands
----------------------------------------------------------------------------------------------
                                                               Number of             Number
                                                      Dollars  contracts   Dollars  contracts
----------------------------------------------------------------------------------------------
Net finance receivables - serviced (1)               $641,199     63,605  $284,173     31,082
Accounts past due 61 days or more (2), (3)            $13,560      1,810    $2,021        251
Accounts with payments 61 days or more
past due as a percentage of net finance receivables
and number of contracts - serviced                       2.1%       2.8%      0.7%       0.8%
----------------------------------------------------------------------------------------------

(1) Includes finance receivables held for sale, net.

(2) Customers in this category have missed three or more consecutive monthly payments.

(3) At December 31, 1996, includes $2.1 million of finance receivables (596 contracts), which principally represent finance receivables that have been reduced to their estimated net realizable value.

Management's Discussion and Analysis

REPOSSESSED COLLATERAL

The Company commences repossession procedures against the underlying collateral when it determines that collection efforts are likely to be unsuccessful. Repossession generally occurs before a borrower misses more than three consecutive monthly payments. Collection strategies, including the timing of repossessions, were modified during 1996 to maximize the receipt of cash from delinquent customers rather than from the sale of collateral. When collateral is repossessed for finance receivables owned, the net amount due under the finance contract is reduced to the estimated fair value of the collateral, less the cost of disposition, and this reduction is reported as a charge-off. Charge-offs related to repossessions for finance receivables serviced but not owned, are recorded when the Company repossesses and disposes of the collateral. Repossessed collateral related to the serviced finance receivable portfolio included 762 and 505 automobiles at December 31, 1996 and 1995, respectively. At December 31, 1996 the 762 automobiles have been held as repossessed collateral for an average of 24 days.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, the Company has funded its operations, the dealer service center openings and the serviced finance receivable portfolio growth through the following: funds provided from principal and interest payments received under finance contracts, borrowings under the Senior Revolving Credit Facility, proceeds from the issuance of subordinated debt, securitization of finance receivables and the sale of shares of common stock and cash flows from other operating activities.

Net cash provided by (used in) operating activities was $2.6 million,($24.3) million, and $2.0 million in 1996, 1995, and 1994, respectively. The net cash flows provided by operating activities primarily resulted from annual increases in net earnings, purchases of finance receivables held for sale and proceeds from finance receivables sold.

Net cash used in investing activities was $42.4 million, $152.8 million and $55.1 million in 1996, 1995 and 1994, respectively. These cash flows were primarily attributable to the growth in the owned finance receivable portfolio however, during 1996 a significant portion of finance contracts were purchased for resale.

Net cash flows provided by financing activities are primarily used to support serviced finance receivable portfolio growth. Financing activities for 1996, 1995 and 1994 were as follows:



--------------------------------------------------------------------------------
 YEARS ENDED PROVIDED BY DECEMBER 31                     1996     1995     1994
 Dollars in thousands
--------------------------------------------------------------------------------
 Proceeds from issuance of notes payable -
 securitized pools, net                              $124,989   74,216       --
 Proceeds from issuance of common stock, net               --   51,588   14,910
 Proceeds from issuance of subordinated
 debt, net                                             49,380   13,800    4,500
 Repayment of notes payable - securitized pools       (62,729)  (4,748)      --
 Repayment of subordinated debt                            --       --   (6,500)
 Net (decrease) increase in borrowings under senior
 revolving credit facility                            (70,700)  42,025   39,750
 Other, net                                               (61)     170      182
 Net cash flows from financing activities             $40,879  177,051   52,842
--------------------------------------------------------------------------------

18

Management's Discussion and Analysis


The Company maintains a $205.0 million Senior Revolving Credit Facility with a group of nine banks. The Senior Revolving Credit Facility expires June 30, 1997, and borrowings are secured by certain finance receivables of the Company. The Company has options to borrow at either (i) the reference prime rate or
(ii) LIBOR plus 1.60% per annum for maturities of one, two, three, or six months. On May 1, 1996, the Company amended the loan agreement relating to the Senior Revolving Credit Facility to provide for an additional temporary credit facility (the "Temporary Credit Facility") in the amount of $25.0 million which expired on November 1, 1996 and bore interest at the reference prime rate. Also, the Company is a party to an interest rate protection agreement for an aggregate notional amount of $15.0 million, which limits the exposure to increases in borrowing costs.

The Company completed six automobile receivable-backed securitization transactions in 1996 and 1995. Principal and interest on the underlying notes and certificates are payable monthly from collections and recoveries on the pools of finance receivables. Financial Security Assurance Inc. ("FSA") issued financial guaranty insurance policies for the benefit of the note and certificate holders. Net proceeds from the sale and securitization of finance receivables were used to repay indebtedness under the Senior Revolving Credit Facility. A summary of these transactions is as follows.



<Caption
-----------------------------------------------------------------------------------------------------------------------------
ISSUER NAME
                                                                                                      Gain recognized on
                                                          Amount       Investor    Accounting           sale of finance
                                  Date                 (in millions)    rate       treatment         receivables (in millions)
-----------------------------------------------------------------------------------------------------------------------------
First Merchants Auto Receivable    November 17, 1995   $75.1                6.20%       Borrowing                  $ NA
Corp. (a wholly owned subsidiary)
First Merchants Grantor Trust      March 12, 1996       55.8                5.90%      Sale of Receivables          3.0
1996-1
First Merchants Auto Trust         May 21, 1996         85.0          LIBOR +.17%      Borrowing                     NA
1996-A                                                  40.9                6.70%
First Merchants Grantor Trust      June 26, 1996        90.4                6.85%      Sale of Receivables          5.1
1996-2
First Merchants Auto Trust         September 26, 1996   82.3          LIBOR +.12%      Sale of Receivables          6.8
1996-B                                                  30.5                6.80%
                                                         4.7                7.00%
First Merchants Auto Trust         December 18, 1996   101.0          LIBOR +.11%      Sale of Receivables          8.0
1996-C                                                  37.9                6.15%
                                                         5.8                6.35%
-----------------------------------------------------------------------------------------------------------------------------

In an effort to reduce the Company's exposure to the potential increases in interest rates on the notes and certificates issued by First Merchants Auto Trust 1996-A and First Merchants Auto Trust 1996-B; the Company has entered into two interest rate swap agreements. The first swap agreement was entered into on May 21, 1996 for an initial notional amount of $85.0 million, whereby the Company pays a fixed rate of 5.98% and receives a variable one-month LIBOR. The notional amount declines, as specified in the agreement, at each month-end during the term of the agreement which expires in May 1998. The Company entered into a second swap agreement on September 26, 1996, with an initial notional amount of $82.3 million whereby the Company pays a fixed rate of 6.30% and receives a variable rate of one-month LIBOR. The notional amount declines, as specified in the swap agreement, at each month-end through March, 1999. At December 31, 1996, the notional amount for the two swap agreements was $52.7 million, and $72.8 million, respectively, and the one month LIBOR was 5.50%.

On November 1, 1996, the Company received approximately $49.4 million from the issuance of Subordinated Reset Notes, (the "1996 Subordinated Reset Notes") after deducting the underwriting discount and offering expenses. The proceeds were used to repay borrowings under the Senior Revolving Credit Facility. Interest on the 1996 Subordinated Reset Notes is payable quarterly commencing December 15, 1996 at an

Management's Discussion and Analysis


interest rate of 9.50%, until December 15, 2001. The interest rate will reset, at the Company's option, on December 15, 2001 to a rate, and for a term of one, two, three or five years, determined by the Company and will reset thereafter, at the Company's option, upon the date of expiration of each such new interest period prior to maturity on December 15, 2006. Holders of the 1996 Subordinated Reset Notes have the option to redeem ll or any portion of the notes on December 15, 2001, or any subsequent interest reset date.

In August, 1996, the Company's Board of Directors authorized the repurchase of up to 500,000 shares of the Company's common stock. The shares may be bought on the open market from time to time or through private negotiated transactions. The amount of shares repurchased will depend on various factors including the price of the stock and market conditions. A total of 10,000 shares were purchased in 1996 at an aggregate price of $187,500.

In October 1995, the Company completed a public offering of 2,250,000 shares of common stock at a price of $24.50 per share. The proceeds, which approximated $51.6 million after deducting the underwriting discount and offering expenses, were used to fund purchases of finance contracts and, prior to such use, net proceeds were used to reduce borrowing under the Senior Revolving Credit Facility.

In February 1995, the Company received approximately $13.5 million from the issuance of Subordinated Reset Notes (the "1995 Subordinated Reset Notes") after deducting the underwriting discount and offering expenses. The proceeds were used to repay borrowings under the Senior Revolving Credit Facility. Interest on the 1995 Subordinated Reset Notes is payable quarterly, commencing March 15, 1995, at an interest rate of 11% per annum until March 15, 2000. The interest rate will reset, at the Company's option, on March 15, 2000 to a rate and for a term of one, two, three, or five years determined by the Company and will reset thereafter, at the Company's option, upon the date of expiration of each such new interest period prior to maturity on March 15, 2005. Holders of the notes have the option to redeem all or any portion of the notes on March 15, 2000 or any subsequent interest reset date.

The Senior Revolving Credit Facility and the indentures relating to the 1996 and 1995 Subordinated Reset Notes, contain several financial and other covenants, including interest coverage requirements, leverage tests, a maximum dividend restriction and minimum net worth requirements. The indentures relating to the Company's securitizations contain several delinquency, credit loss, customer loan extension and other limitations. At December 31, 1996, the dollar amount of contracts liquidated and certain other ratios exceeded the portfolio performance tests contained in the servicing agreements for two of the Company's securitization trusts. As a result, FSA and the Company have agreed that the Company will maintain additional cash reserves with the trustee until the tests are met. At December 31, 1996, the dollar amount of customer loan extensions granted exceeded the limitations contained in the servicing agreements for four of the Company's securitization trusts. On March 15, 1997, FSA granted a waiver with respect to such extensions. On March 15, 1997, the Company also received a waiver with respect to certain covenants of the Senior Revolving Credit facility pertaining to its securitizations.

The Company intends to continue increasing its serviced finance receivable portfolio. In order to meet its 1997 funding needs, the Company will require additional capital resources to supplement its expected cash flows from operations, the principal payments on finance receivables and the anticipated borrowings under its Senior Revolving Credit Facility. The Company is expecting to complete additional securitizations of finance receivables in 1997, and is exploring other sources of liquidity to satisfy its needs for additional capital resources.

IMPACT OF INFLATION AND CHANGING PRICES
Although the Company does not believe that inflation directly has a material adverse affect on its financial condition or results of operations, increases in the inflation rate generally are associated with increased interest rates. Because the Company borrows funds on a floating rate basis and purchases finance contracts bearing a fixed rate of interest, increased costs of borrowed funds could have a material adverse impact on the Company's profitability. In addition, rising interest rates could decrease gains realized on the sale of the Company's finance contract receivables and thereby adversely affect the Company's profitability. Inflation also can affect the Company's operating expenses.

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS
Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"), effective for the Company in 1997, provides new methods of accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The Company will apply SFAS

125 to securitization transactions occurring on or after January 1, 1997. The effect of adopting SFAS 125 is not expected to have a material effect on the Company's financial position or results of operations.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

This annual report, including the Letter to Stockholders, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future initiatives, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "anticipate," "estimate," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, monetary and fiscal policies of the U.S. Government, the quality or composition of the serviced finance receivable portfolio, demand for loan products, competition, demand for financial services in the states served by the Company and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in Company's filings with the Securities and Exchange Commission.


INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS,
FIRST MERCHANTS ACCEPTANCE CORPORATION


We have audited the consolidated balance sheets of First Merchants Acceptance Corporation and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of First Merchants Acceptance Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles




Deloitte & Touche LLP

Chicago, Illinois

February 4, 1997 (March 15, 1997 as to the last paragraph of Note 7)

CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------
        AS OF DECEMBER 31                                1996      1995
        Dollars in thousands except par values
-----------------------------------------------------------------------
        ASSETS
        Net finance receivables                     $ 244,362   251,908
        Allowance for credit losses                   (17,182)  (14,301)
        Net receivables                               227,180   237,607
-----------------------------------------------------------------------
        Finance receivables held for sale, net         42,758    32,265
        Excess servicing receivable                    22,349        --
        Cash                                            1,177       112
        Restricted cash                                29,947     6,808
        Repossessed collateral                          2,867     2,305
        Property and equipment, net                     4,620     1,624
        Prepaid expenses                                3,105       473
        Other assets                                    5,603     1,080
        Total assets                            $     339,606   282,274
-----------------------------------------------------------------------
        (continues)

22

                                                     Consolidated Balance Sheets


-----------------------------------------------------------------------------------
AS OF DECEMBER 31                                                   1996     1995
Amounts in thousands except par values
-----------------------------------------------------------------------------------
LIABILITIES
Borrowings under senior revolving credit facility                $  33,300  104,000
Notes payable - securitized pools                                  133,709   70,378
Accounts payable and accrued expenses                               11,656    5,765
Interest payable                                                     1,217      471
Dealer reserves                                                        194      553
Income taxes                                                           158      723
Deferred income taxes                                                  875    2,209
-----------------------------------------------------------------------------------
                                                                   181,109  184,099
Subordinated reset notes, net                                       63,760   13,896
Total liabilities                                                  244,869  197,995
-----------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock - $100 par value, 500 shares authorized,
no shares issued and outstanding                                        --       --
-----------------------------------------------------------------------------------
Common stock - $.01 par value:
Non-voting, 300 shares authorized,
no shares issued and outstanding                                        --       --
Voting - 20,000 shares authorized, 6,531 and 6,526
shares issued and outstanding on December 31, 1996,
and 1995, respectively                                                  65       65
Additional paid-in-capital                                          75,040   75,102
Retained earnings                                                   19,632    9,112
Total stockholders' equity                                          94,737   84,279
Total liabilities and stockholders' equity                    $    339,606  282,274
-----------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.
23

CONSOLIDATED STATEMENTS OF EARNINGS

--------------------------------------------------------------------------------------
FOR THE YEARS ENDED DECEMBER 31                                 1996    1995     1994
Dollars in thousands except per share data
--------------------------------------------------------------------------------------
REVENUES
Interest income - finance receivables                         $70,870  38,210   15,324
Other portfolio income                                          2,035   1,338      699
Gain on sale of finance receivables                            22,925      --       --
Servicing fees and other income                                 4,822      --       --
Total revenues                                                100,652  39,548   16,023
--------------------------------------------------------------------------------------
EXPENSES
Interest expense                                               21,822  10,754    4,034
Provision for credit losses                                    21,860   1,700       --
Operating expenses:
    Employee compensation and related costs                    23,542  10,263    4,940
    Other operating expenses                                   16,182   6,027    2,550
Total expenses                                                 83,406  28,744   11,524
Earnings before income taxes and extraordinary item            17,246  10,804    4,499
Income taxes                                                    6,726   4,103    1,710
Net earnings before extraordinary item                         10,520   6,701    2,789
Extraordinary item from early extinguishment of debt,
net of income taxes                                                --      --   (1,168)
Net earnings                                                   10,520   6,701    1,621
Warrant accretion                                                  --      --     (127)
Net earnings available to stockholders                         10,520   6,701    1,494
--------------------------------------------------------------------------------------
PER SHARE DATA
Net earnings before extraordinary item                           1.56    1.35     0.85
Extraordinary item                                                 --      --    (0.36)
Net earnings                                                     1.56    1.35     0.49
Warrant accretion                                                  --      --    (0.04)
Net earnings available to stockholders                           1.56    1.35     0.45
Weighted average number of common and common
equivalent shares outstanding                                   6,742   4,980    3,297
--------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.
24

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



-----------------------------------------------------------------------------------------------------------------------------------
Amounts in thousands
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              Unearned
                                                                              compensation   Notes
                                                       Additional             attributable   receivable                Total
                                               Common  paid-in     Treasury   to stock       from           Retained   stockholders'
                                               stock   capital     stock      options        stockholders   earnings   equity

Balance, December 31, 1993                      $25       7,063      --         (277)           (221)             917        7,507
Issuance of 1,530 shares of common
  stock for cash                                 15      14,895      --            --              --              --       14,910
Exercise common stock warrants for 140
  warrant shares and transfer 124 common
  warrant shares to additional paid-in capital    1       1,510      --            --              --              --        1,511
Repayment of notes receivable
  from stockholders                              --          --      --            --             183              --          183
Amortization of unearned compensation            --          --      --            98              --              --           98
Warrant accretion                                --          --      --            --              --           (127)        (127)
Net earnings                                     --          --      --            --              --           1,621        1,621
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                       41      23,468      --         (179)            (38)           2,411       25,703
Purchase of employee stock
  options for cash                               --        (25)      --            --              --              --         (25)
Repayment of notes receivable
  from stockholders                              --          --      --            --              38              --           38
Issuance of 2,250 shares of common
  stock for cash                                 23      51,565      --            --              --              --       51,588
Exercise 124 warrant shares for
  common shares                                   1          (1)     --            --              --              --           --
Issuance of 10 shares of common
  stock under 1994 Employee
  Stock Purchase Plan                            --          95      --            --              --              --           95
Amortization of unearned compensation            --          --      --           179              --              --          179
Net earnings                                     --          --      --            --              --           6,701        6,701
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                       65      75,102      --            --              --           9,112       84,279
Purchase of employee stock options
  for cash                                       --        (24)      --            --              --              --         (24)
Purchase of 10 shares of common stock            --          --   (187)            --              --              --        (187)
Issuance of 10 shares of common
  stock under 1994 Employee
  Stock Purchase Plan                            --        (38)     187            --              --              --          149
Net earnings                                     --          --      --            --              --          10,520       10,520
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                      $65      75,040      --            --              --          19,632       94,737
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.
25

CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                                                1996       1995      1994
Dollars in thousands
------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Interest income received - finance receivables                      $68,588     34,399    13,048
Servicing fees received                                               6,665         --        --
Ancillary and other operating receipts                                2,087      1,382       688
Purchases of finance receivables, held for sale, net               (393,930)   (32,265)       --
Proceeds from sale of finance receivables, held for sale, net       384,851         --        --
Payments for operating expenses                                     (37,214)   (15,344)   (7,349)
Payments for interest and borrowing fees                            (19,841)   (10,071)   (4,218)
Income taxes paid                                                    (8,624)    (2,418)     (125)
Net cash flows from operating activities                              2,582    (24,317)    2,044
------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of finance receivables, net                              (126,227)  (204,899)  (85,295)
Principal payments and recoveries received on finance
 receivables, net                                                   116,337     60,074    30,715
Purchases of property and equipment                                  (3,883)    (1,124)     (499)
Increase in restricted cash                                         (23,139)    (6,808)       --
Increase in prepaid and other assets                                 (5,484)        --        --
Net cash flows from investing activities                            (42,396)  (152,757)  (55,079)
------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable - securitized pools, net    124,989     74,216        --
Proceeds from issuance of common stock, net                              --     51,588    14,910
Proceeds from issuance of subordinated debt, net                     49,380     13,800     4,500
Repayment of notes payable - securitized pools                      (62,729)    (4,748)       --
Repayment of subordinated notes                                          --         --    (6,500)
Net increase (decrease) in borrowings under
senior revolving credit facility                                    (70,700)     42,025   39,750
Other, net                                                              (61)       170       182
Net cash flows from financing activities                             40,879    177,051    52,842
Net increase (decrease) in cash                                       1,065        (23)     (193)
Cash balance beginning of year                                          112        135       328
Cash balance end of year                                             $1,177        112       135
------------------------------------------------------------------------------------------------

(continues)
26

                                           Consolidated Statements of Cash Flows



------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                                             1996      1995     1994
Dollars in thousands
------------------------------------------------------------------------------------------------
RECONCILIATION OF NET EARNINGS TO NET
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                                   $  10,520     6,701    1,621
Extraordinary item, net of income taxes                               --        --    1,168
Amortization of contract acquisition costs and discounts, net      1,763       723     (527)
Provision for credit losses                                       21,860     1,700       --
Depreciation                                                         918       358      141
Provision for deferred income taxes                               (1,334)      908      883
Amortization of debt issuance costs and other                      1,235       824      343
Increase in accrued interest income and other revenue             (2,181)   (4,534)  (1,749)
Increase in prepaid and other assets                                 111      (633)    (424)
Increase in finance receivables held for sale, net               (10,493)  (32,265)      --
Increase in excess servicing receivable attributable
to gain on sale of finance receivables                           (21,510)       --       --
Increase in accounts payable and accrued expenses                  1,512       855      575
Increase in interest payable                                         746       323       13
Increase (decrease) in income taxes payable                         (565)      723       --
Net cash flows from operating activities                       $   2,582   (24,317)   2,044
------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF SIGNIFICANT
NONCASH FINANCING ACTIVITIES
Common stock warrants exercised for warrant shares and
transfer common stock warrants to additional paid-in capital   $      --         1    1,511
------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.
27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


NOTE 1 -- BUSINESS DESCRIPTION


First Merchants Acceptance Corporation, including its wholly owned subsidiaries (the "Company") is a specialty consumer finance company engaged in financing the purchase of auto-mobiles through the acquisition of dealer-originated retail installment contracts ("finance contracts") collateralized by the underlying automobiles. The Company was incorporated on March 22, 1991 in Delaware and commenced operations on June 1, 1991.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION The consolidated financial statements include accounts of First Merchants Acceptance Corporation and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated in consolidation.

RECLASSIFICATIONS
Certain amounts in the prior year's financial statements have been reclassified to conform with current financial statement presentation.

REVENUE RECOGNITION
Finance receivables consist of both precomputed and simple interest finance contracts, which require payment of a fixed monthly amount over a specific term. For precomputed finance receivables, the difference between the total amount of contractual payments and the principal amount financed represents unearned finance charges. Unearned finance charges are amortized and recorded as interest income using the interest method over the terms and at the interest rates stated in the underlying finance contracts. Simple interest loan contracts are written at the principal amount advanced to the borrower and bear interest computed on the unpaid balance. When an account becomes 61 or more days past due, income recognition is suspended until the contractual aging is restored to a current status.

The Company receives commissions from the sale of credit insurance contracts. These commissions are deferred, recorded as unearned ancillary income and amortized to income using the sum-of-the-digits method over the terms of the underlying insurance contracts. The use of the sum-of-the-digits method approximates the results under the interest method.

Other operating income, which includes customer late charges and extension fees, is recognized when collected.

DEFERRED CONTRACT ACQUISITION COSTS
The Company defers costs directly associated with the acquisition of finance receivables and amortizes such costs using the interest method as a reduction of interest income over the term of the finance receivables.

NON-REFUNDABLE CONTRACT ACQUISITION DISCOUNTS
Finance contracts are generally purchased from dealers at a discount from the principal amounts financed by the borrower. This discount, which primarily
represents a credit enhancement, is negotiated between the      Company and the
dealers and is non-refundable to the dealers. The discount is allocated to the allowance for credit losses. Prior to 1996, that portion of the contract acquisition discount necessary to absorb estimated credit losses was allocated to the allowance for credit losses. Any remaining contract acquisition discount was amortized to interest income using the interest method over the term of the finance contracts.

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is initially established through non-refundable contract acquisition discount. In addition, a provision for credit losses is charged against earnings to maintain the allowance for credit losses at a level management believes adequate to absorb potential losses in the finance receivable portfolio.

Management evaluates the adequacy of the allowance for credit losses by reviewing credit loss experience, delinquencies, the value of the underlying collateral, the level of the finance receivable portfolio, and general economic conditions and trends.

Consistent with common industry practice, an account is charged off at the earliest of the time the account's collateral is repossessed, the account is 121 or more days past due or the account is otherwise deemed to be uncollectible. Prior to December 1996, an account was charged off at the earliest of repossession, 91 or more days past due or the account was otherwise deemed to be uncollectible. At December 31, 1996, $2,165,791 of accounts were greater than 90 but less than 121 days delinquent; this amount principally represents finance receivables that have been reduced to their estimated net realizable value.

FINANCE RECEIVABLES HELD FOR SALE
Finance receivables designated for sale and securitization during the first quarter of 1997 and 1996 are classified as held for sale as of December 31, 1996 and 1995, respectively. Finance receivables held for sale, net are carried at the lower of aggregate cost or market value. Market value is determined by current investor yield requirements.

EXCESS SERVICING RECEIVABLE
The Company sells finance receivables to certain special purpose financing trusts (the "Trusts"), and the Trusts issue automobile receivables-backed securities to investors. A gain on sale of finance receivables is recognized by the Company on the settlement date of such transactions.

The gain on sale of finance receivables represents the difference between the sales proceeds, net of transaction costs, and the Company's net carrying value of the finance receivables sold, plus excess servicing income. The excess servicing receivable is the present value of the net cash flows measured by the excess of estimated future collections and recoveries on the finance receivables sold to the Trusts, less required principal and interest payments to the investors, base servicing fees payable to the Company at an annual rate of 2.5% of finance receivables serviced and certain other fees.

The difference between the estimated net cash flows and the corresponding present value represents unearned income, which is amortized to excess serving income at the discount rate used to determine such present value. Excess servicing receivable is reduced as such cash flows are collected.

The calculation of excess servicing receivable includes estimates of future credit losses and prepayment rates for the remaining term of the finance receivables sold since these factors impact the amount and timing of future collections and recoveries on the finance receivables. The carrying value of excess servicing receivable is reviewed quarterly by the company on a disaggregated basis by Trust. If future credit losses and prepayment rates exceed the Company's original estimates, excess servicing receivable will be adjusted through a charge to operations. Favorable credit loss and prepayment experience compared to the Company's original estimates would result in additional income.

RESTRICTED CASH
The Company is required to establish and maintain cash reserve and collection accounts with a trustee with respect to the securitized pools of finance receivables. These amounts are reported as restricted cash on the Company's consolidated balance sheets. A deposit is initially made in the form of cash and is supplemented by a portion of the servicing spread collected on the securitized receivables. The amounts set aside may be used to supplement certain shortfalls, if any, in payments to investors. These amounts are subject to an increase up to maximum subordination amounts as specified in the securitization indenture. Cash amounts on deposit are invested as permitted by the trust agreement. To the extent amounts on deposit exceed specified levels, distributions may be made to the Company and, at the termination of the transaction, any remaining amounts on deposit are distributed to the Company.

REPOSSESSED COLLATERAL
The Company commences repossession procedures against the underlying collateral when it determines the collection efforts are likely to be unsuccessful. Repossession generally occurs before a borrower misses more than three consecutive monthly payments. Collection strategies, including the timing of repossessions, were modified during 1996 to maximize the receipt of cash from delinquent customers rather than from the sale of collateral. When collateral is repossessed for finance receivables owned, the net amount due under the finance receivable is reduced to the estimated fair value of the collateral, less the cost of disposition, and the reduction is recorded as a charge-off. Charge-offs related to repossessions for finance receivables serviced but not owned, are recorded when the Company repossesses and disposes of the collateral.

DEALER RESERVES
Dealer reserves consist of (1) amounts withheld from funds paid to dealers to purchase certain finance contracts, commonly referred to as deferred certificates; such amounts are refundable to the dealer when the finance receivables are fully paid and (2) a portion of the finance charges on certain finance receivables which is payable to the dealer pursuant to agreements and may be retained by the Company in the event of a default under the finance contract or early repayment.

PROPERTY AND EQUIPMENT

Property, equipment and leasehold improvements are stated at original cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred.

SENIOR REVOLVING CREDIT FACILITY
Commitment and agency fees are paid to banks in accordance with the provisions of the Company's senior revolving credit facility ("Senior Revolving Credit Facility"). These fees and the related legal expenses are deferred and amortized over the term of this facility. These deferred costs are included in other assets and amortization of these fees is recorded as interest expense.

INTEREST RATE RISK MANAGEMENT AGREEMENTS
The Company enters into interest rate risk management agreements to hedge against interest rate increases. Amounts to be paid or received under the agreements are recorded using the settlement method and are treated as an adjustment to interest expense.

INCOME TAXES
The Company recognizes deferred tax assets and liabilities based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period in which the enactment is effective.

EARNINGS PER SHARE
Earnings per share amounts are calculated based on net earnings divided by the weighted average number of shares of common stock outstanding during the period after consideration of the dilutive effect of common stock equivalents.

STOCK BASED COMPENSATION
Compensation costs associated with the Company's stock option and employee stock purchase plans are recognized based upon the intrinsic value of such benefits. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of income and expenses during the reported periods. Actual results could differ from those estimates.

NOTE 3 -- FINANCE RECEIVABLES

Finance contracts generally have terms of 18 to 60 months. Net finance receivable balances consisted of the following:

----------------------------------------------------------------
                 AS OF DECEMBER 31                1996     1995
----------------------------------------------------------------
                 Dollars in thousands
                 Precomputed interest
                 receivables, net             $200,406  222,931
                 Simple interest receivables    43,956   28,977
                 Net finance receivables      $244,362  251,908
----------------------------------------------------------------


Precomputed interest receivables are shown net of unearned finance charges of $64,761,905 and $89,318,743 at December 31, 1996 and 1995 respectively. Net finance receivables at December 31, 1996, include $25,805,786 of finance receivables restricted to provide credit enhancement as required under the terms of the Company's sales and securitizations of finance receivables.

The Company's experience has shown that a portion of the payments on finance receivables will be received prior to contractual due dates. Therefore, the table below is not a forecast of future cash collections. At December 31, 1996 contractual payments, including principal and interest, due under finance contracts are scheduled to be received as follows:

                    ----------------------------------------
                    YEAR ENDED DECEMBER 31
                    Dollars in thousands
                    ----------------------------------------
                    1997                             $98,960
                    1998                              81,378
                    1999                              72,681
                    2000                              53,005
                    2001                              20,170
                    Total contractual payments due  $326,194
                    ----------------------------------------

30

The borrowers under the finance contracts are not concentrated in any specific geographic region. At December 31, 1996, two regional dealer service centers accounted for more than 10% of the serviced finance receivable portfolio. However, the primary concentration of credit risk relates to lending to borrowers who cannot obtain traditional financing and a substantial portion of the borrowers' ability to honor their contracts may be dependent upon the economic condition for a particular geographic region.

Activity in the allowance for credit losses and contract acquisition discount for the years ended December 31, 1996, 1995 and 1994 were as follows:

      -------------------------------------------------------------------
      ALLOWANCE FOR CREDIT LOSSES                  1996     1995     1994
      Dollars in thousands
      Balance - beginning of year               $14,301    4,489    1,553
      Discounts allocated to the
      allowance for credit losses                 7,566   15,724    5,756
      Provision for credit losses                21,860    1,700       --
      Charge-offs, net                          (26,545)  (7,612)  (2,820)
      Balance - end of year                     $17,182   14,301    4,489
      -------------------------------------------------------------------
      CONTRACT ACQUISITION DISCOUNT
      Balance - beginning of year                   $--    1,401      888
      Discounts in excess of amount allocated
      to allowance for credit losses                 --       --    1,574
      Amortization to interest income                --      (13)    (935)
      Charge-offs                                    --   (1,356)      --
      Other                                          --      (32)    (126)
      Balance - end of year                         $--       --    1,401
      -------------------------------------------------------------------


Beginning in 1995, the entire contract acquisition discount has been allocated to the allowance for credit losses and the remaining discounts were no longer being amortized to interest income. The components of net charge-offs for 1996, 1995 and 1994 are stated in the table below:

       ------------------------------------------------------------------
       SUMMARY OF NET CHARGE-OFFS                      1996   1995   1994
       Dollars in thousands
       ------------------------------------------------------------------
       Charge-offs - allowance for credit losses    $29,109  8,205  2,982
       Recoveries - allowance for credit losses     (2,564)  (593)  (162)
       Charge-offs, net                              26,545  7,612  2,820
       Charge-offs - contract acquisition discount       --  1,356     --
       Total net charge-offs                        $26,545  8,968  2,820
       ------------------------------------------------------------------

31

NOTE 4 -- EXCESS SERVICING RECEIVABLE

Excess servicing receivable represents the Company's subordinated interest in the First Merchants Grantor Trust 1996-1 (the "Trust 1996-1"), First Merchants Grantor Trust 1996-2 (the "Trust 1996-2"), First Merchants Auto Trust 1996-B (the "Trust 1996-B") and First Merchants Auto Trust 1996-C (the "Trust 1996-C") together known as the "Trusts". At December 31, 1996, excess servicing receivable consisted of the following:

-----------------------------------------------------------
AS OF DECEMBER 31                                    1996
Dollars in thousands
-----------------------------------------------------------
Estimated future net cash flows before estimated
credit losses                                     $   64,647
Allowance for estimated credit losses                (33,966)
Estimated future net cash flows                       30,681
Unearned income                                       (8,332)
Balance - end of year                             $   22,349
------------------------------------------------------------

There was no excess servicing receivable at December 31, 1995.

NOTE 5 -- PROPERTY AND EQUIPMENT

Depreciation and amortization of property and equipment were $918,214, $358,253 and $141,402 for 1996, 1995 and 1994 respectively. Property and equipment consisted of the following as of December 31, 1996 and 1995:

         --------------------------------------------------------------
         AS OF DECEMBER 31                                  1996   1995
         Dollars in thousands
         --------------------------------------------------------------
         Computer equipment                             $  3,354  1,224
         Furniture and other equipment                     2,502    952
         Leasehold improvements                              219     16
         Total cost                                        6,075  2,192
         Accumulated depreciation and amortization        (1,455)  (568)
         Total                                          $  4,620  1,624
         --------------------------------------------------------------

NOTE 6 -- SENIOR REVOLVING CREDIT FACILITY

As of December 31, 1996, the Company had a $205.0 million Senior Revolving Credit Facility with a group of nine banks. Borrowings under the Senior Revolving Credit Facility are secured by certain finance receivables of the Company. The Company has the option to either borrow at LIBOR plus 1.60% or at the reference prime rate. On May 1, 1996, the Company amended the loan agreement relating to the Senior Revolving Credit Facility to provide for an additional temporary credit facility (the "Temporary Credit Facility") in the amount of $25.0 million which expired on November 1, 1996, and bore interest at the reference prime rate. The Senior Revolving Credit Facility expires June 30, 1997. The Senior Revolving Credit Facility requires the Company to maintain specified financial ratios and to comply with other covenants.

Interest rate and borrowing information as of and for the years ended December 31, 1996, 1995 and 1994 were as follows:

      --------------------------------------------------------------------
      AS OF DECEMBER 31                              1996     1995    1994
      Dollars in thousands
      --------------------------------------------------------------------
      Borrowings                                  $33,300  104,000  61,975
      Weighted average contractual interest rate    7.23%    7.39%   8.73%
      --------------------------------------------------------------------
      YEARS ENDED DECEMBER 31
      Interest expense                            $10,156    8,572   3,692
      Highest month - end borrowings              196,675  149,575  61,975
      Average outstanding borrowings              128,986   97,340  41,312
      --------------------------------------------------------------------
      Weighted average interest rates:
      Contractual                                   7.40%    8.24%   8.00%
      Effective                                     7.87%    8.81%   8.94%
      --------------------------------------------------------------------

NOTE 7 -- SECURITIZATION OF FINANCE RECEIVABLE ACTIVITIES

NOTES PAYABLE-SECURITIZED POOLS

On May 21, 1996, the Company completed a $125.9 million debt financing consisting of automobile receivable-backed notes, Series 1996-A. Of these notes, $85.0 million have a floating interest rate of 0.17% over the one-month LIBOR and the remaining $40.9 million have a fixed interest rate of 6.70%. The Series 1996-A notes were issued by First Merchants Auto Trust 1996-A, a trust formed specifically for purposes of the securitization structure.

On November 17, 1995, the Company completed a $75.1 million debt financing consisting of 6.20% automobile receivable-backed notes, Series 1995-A. The Series 1995-A notes were issued by First Merchants Auto Receivable Corporation, a wholly-owned special purpose subsidiary of First Merchants Acceptance Corporation.

Principal and interest on the notes are payable monthly from collections and recoveries on the pools of finance receivables. Interest expense including the amortization of debt issuance costs, was $9,016,467 and $672,748 for 1996 and 1995, respectively.

SALE AND SECURITIZATION OF FINANCE RECEIVABLES On March 12, 1996, the Company
completed a sale of finance receivables to Trust        1996-1 and the issuance
of $55.8 million of automobile receivable-backed certificates of Trust 1996-1. The Company retained a subordinated interest in Trust 1996-1. The certificates have a pass through interest rate of 5.90%.

On June 26, 1996, the Company completed a sale of finance receivables to Trust 1996-2 and the issuance of $90.4 million of automobile receivable-backed certificates of Trust 1996-2. The Company retained a subordinated interest in Trust 1996-2. The certificates have a pass through interest rate of 6.85%.

On September 26, 1996, the Company completed a sale of finance receivables to Trust 1996-B, and the issuance of $117.5 million of automobile receivable-backed certificates and notes, Series 1996-B. Of these certificates and notes, $82.3 million have a floating interest rate of 0.12% over one-month LIBOR, $30.5 million have a fixed interest rate of 6.80% and the remaining $4.7 million have a fixed interest rate of 7.00%.

On December 18, 1996, the Company completed a sale of finance receivables to Trust 1996-C, and the issuance of $144.7 million of automobile receivable-backed certificates and notes, Series 1996-C. Of these certificates and notes, $101.0 million have a floating interest rate of 0.11% over one-month LIBOR, $37.9 million have a fixed interest rate of 6.15% and the remaining $5.8 million have a fixed interest rate of 6.35%. The Company delivered $125.7 million in finance contracts acquired from its dealer network. The remaining $19.0 million were delivered in January, 1997.

The Company recognized gains on the sales of finance receivables totaling $22.9 million in 1996. The gains represents the difference between the sales proceeds, net of the transaction costs, and the Company's carrying value of the receivables sold, plus the present value of the excess servicing income.

SECURITIZATION ACTIVITIES
In conjunction with its securitization transaction activities, the Company is required to establish and maintain cash reserve and collection accounts with a trustee. A deposit is initially made in the form of cash and is supplemented with a portion of the servicing spread collected on the securitized receivables. The amounts set aside may be used to supplement certain shortfalls, if any, in payments to investors. Also, the Company is required to provide additional credit enhancement by granting a security interest in certain other finance receivables. The indentures relating to the Company's securitizations contain several delinquency, credit loss, customer loan extension and other limitations.At December 31, 1996, the dollar amount of contracts liquidated and certain other ratios exceeded the portfolio performance tests contained in the servicing agreements for two of the Company's securitization trusts. As a result, Financial Security Assurance Inc. ("FSA") and the Company have agreed that the Company will maintain additional cash reserves with the trustee until the tests are met. FSA issued a financial guaranty insurance policy for the benefit of the certificate and note holders. The proceeds the Company received from these securitization transactions were used to repay borrowings under the Senior Revolving Credit Facility.

At December 31, 1996, the dollar amount of customer loan extensions granted exceeded the limitations contained in the servicing agreements for four of the Company's securitization trusts. On March 15, 1997, FSA granted a waiver with respect to such extensions. On March 15, 1997, the Company also received a waiver with respect to certain covenants of the Senior Revolving Credit facility pertaining to its securitizations.

NOTE 8 -- SUBORDINATED DEBT

SUBORDINATED RESET NOTES

On November 1, 1996, the Company issued $51.8 million of Subordinated Reset Notes, (the "1996 Subordinated Reset Notes") in an underwritten public offering. Interest on the 1996 Subordinated Reset Notes is payable quarterly at an interest rate of 9.50%, until December 15, 2001. The interest rate will reset at the Company's option on December 15, 2001 to a rate, and for a term of one, two, three or five years, determined by the Company and will reset thereafter, at the Company's option, upon the date of expiration of each such new interest period prior to maturity on December 15, 2006. Holders of the 1996 Subordinated Reset Notes have the option to redeem all or any portion of the notes on December 15, 2001 or any subsequent interest reset date. Proceeds from the issuance of the 1996 Subordinated Reset Notes were used to repay borrowings under the Senior Revolving Credit Facility. Interest expense was $899,542 including amortization of underwriting discount and issuance costs in 1996.

As of December 31, 1996 the $51,750,000 outstanding principal balance of the 1996 Subordinated Reset Notes is reported net of the unamortized underwriting discount of $2,001,000.

On February 14, 1995, the Company received $13,530,000 from the sale of $14,375,000 of subordinated reset notes (the "1995 Subordinated Reset Notes"), in an underwritten public offering, including $1,875,000 from the exercise of the underwriters' over-allotment option and after deducting the underwriting discount and offering expenses. The proceeds were used to repay borrowings under the Senior Revolving Credit Facility. Interest on the 1995 Subordinated Reset Notes is payable quarterly, at an interest rate of 11% per annum until March 15, 2000. The interest rate will reset, at the Company's option, on March 15, 2000 to a rate and for a term of one, two, three, or five years determined by the Company and will reset thereafter, at the Company's option, upon the date of expiration of each such new interest period prior to maturity on March 15, 2005. Holders of the notes have the option to redeem all or any portion of the notes on March 15, 2000 or any subsequent interest reset date. Interest expense was $1,750,250 and $1,509,290 including amortization of underwriting discount and issuance costs in 1996 and 1995, respectively.

As of December 31, 1996 the $14,375,000 outstanding principal balance of the 1995 Subordinated Reset Notes is reported net of the unamortized underwriting discount of $364,167.

The indentures relating to the 1996 and 1995 Subordinated Reset Notes require the Company to maintain specified financial ratios and to comply with other covenants. The Company was in compliance with these ratios and covenants at December 31, 1996.

SUBORDINATED CREDIT FACILITY
On October 29, 1993, the Company entered into a Subordinated Credit Facility for $6.5 million with Bank of America Illinois ("BA Illinois"), and RFE Investment Partners IV, L.P. ("RFE"). Simultaneously, the Company sold shares of common stock and issued warrants ("1993 Warrants") to acquire shares of common stock to such lenders and certain affiliates of BA Illinois ("BA Illinois Affiliates").

Upon issuance, the $1,454,160 fair value of the 1993 Warrants was recorded as original issue discount. The Company incurred costs totaling $401,371 in connection with the Subordinated Credit Facility. These costs and the original issue discount were amortized as interest expense over the term of the Subordinated Credit Facility using the interest method. On September 30, 1994, using the proceeds from a common stock offering, the Company repaid and terminated the $6.5 million Subordinated Credit Facility and recorded a one-time, non-cash extraordinary charge of $1,167,886, net of $716,000 income tax benefit, as a result of the early termination of the Subordinated Credit Facility. Interest expense was $341,902 in 1994.

NOTE 9 -- INTEREST RATE RISK MANAGEMENT AGREEMENTS

INTEREST RATE PROTECTION AGREEMENTS

The Company is a party to an interest rate protection agreement with a notional amount of $15.0 million which limits the Company's exposure to increases in its borrowing costs relating to LIBOR. This agreement expires in January 1998 and provides protection against increases in the 90-day LIBOR rate, as determined on each quarterly anniversary date, above 6.50%. If the 90-day LIBOR equals or exceeds 8.50% on any such quarterly anniversary date, the cap rate resets to 8.50% per annum for each quarter. The interest protection agreement required the Company to make payments totaling $517,713 which are being treated as an adjustment to interest expense over the term of the agreement.

The Company was party to a second interest rate protection agreement which expired in January 1996. This agreement provided protection on a notional amount of $15.0 million against increases in the reference prime rate above 7.75% per annum and required the Company to make payments if the reference prime rate dropped below 6.00% per annum. This interest rate protection agreement involved no cost to the Company.

INTEREST RATE SWAPS
In conjunction with the issuance of automobile receivable-backed notes Series 1996-A, the Company entered into an interest rate swap agreement on May 21, 1996, with an initial notional amount of $85.0 million whereby the Company pays a fixed rate of 5.98% and receives a variable rate of one-month LIBOR. The notional amount declines, as specified in the swap agreement, at each month-end through May 1998. At December 31, 1996, the notional amount was $52.7 million and one-month LIBOR was 5.50%.

In conjunction with the issuance of automobile receivable-backed notes Series 1996-C the Company entered into an interest rate swap agreement on September 26, 1996, with an initial notional amount of $82.3 million, whereby the Company pays a fixed rate of 6.30% and receives a variable rate of one-month LIBOR. The notional amount declines, as specified in the swap agreement, at each month-end through March 1999. At December 31, 1996, the notional amount was $72.8 million and one-month LIBOR was 5.50%.

These interest rate risk management agreements expose the Company to potential credit risk through counterparty nonperformance. This credit risk is mitigated by the counterparty's financial condition. As a result, the Company has not required collateral or other security from its counterparties to support financial instruments with off-balance sheet credit risk.

NOTE 10 -- STOCKHOLDERS' EQUITY AND COMMON STOCK WARRANTS

GENERAL

On October 10, 1995 the Company completed a public offering of 2,250,000 shares of its common stock at a price of $24.50 per share pursuant to a Form S-1 Registration Statement under the Securities Act of 1933, as originally filed on August 29, 1995 and subsequently amended (the "1995 Common Stock Offering"). The Company received $51,587,500 from the 1995 Common Stock Offering, after deducting the underwriting discount and offering expenses. The proceeds were used to fund future purchases of finance contracts; prior to such use, net proceeds were used to reduce the outstanding borrowings under the Senior Revolving Credit Facility.

Upon completion of the 1995 Common Stock Offering, warrants held by BA Illinois were exercised to acquire 123,616 shares of common stock. No further warrants are outstanding.

During the second half of 1994, the Company completed an initial public offering of 1,530,000 shares of its common stock at a price of $11.00 per share (the "1994 Common Stock Offering") pursuant to a Form S-1 Registration Statement under the Securities Act of 1933, as originally filed on July 1, 1994, and subsequently amended. The proceeds, which approximated $14.9 million after deducting the underwriting discount and offering expenses, were used to repay and terminate the Subordinated Credit Facility and to repay indebtedness under the Senior Revolving Credit Facility.

COMMON STOCK WARRANTS
As of December 31, 1996 the 1993 Warrants which were originally scheduled to expire on October 29, 1998 have been exercised without exchange of future consideration. Upon completion of the Company's 1994 Common Stock Offering, the put provision of the 1993 Warrants expired resulting in thecarrying value of such warrants being transferred to additional paid in capital. Warrants representing 123,616 and 140,472 warrant shares were exercised during the years ended December 31, 1995, and 1994, respectively. No warrants were exercised or outstanding as of December 31, 1996.

COMMON STOCK OPTIONS
On July 27, 1994, the Company adopted the First Merchants Acceptance Corporation 1994 Equity Incentive Plan, and (as subsequently amended the "Equity Incentive
Plan"). The Equity Incentive Plan became effective on   September 30, 1994 and
is administered by a committee of the Board of Directors which is authorized to award stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, performance shares, performance units and bonus stock. All full-time employees of the Company are eligible to receive awards. The Equity Incentive Plan has a 10-year-term. Subject to anti-dilution adjustments, a maximum of 750,000 shares of Common Stock may be delivered pursuant to awards under the Equity Incentive Plan. At December 31, 1996, 258,000 options were outstanding under the Equity Incentive Plan.

On July 27, 1994, the Company adopted the First Merchants Acceptance Corporation 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan"). The Directors Plan became effective September 30, 1994, and in 1995 options to acquire a total of 17,500 common shares were granted to the Company's six non-employee directors at exercise prices ranging from $11.00 to $12.25 per share. No options were granted under the Directors Plan in 1996. Each option will become exercisable as to 1,000 shares each year on the first to occur of the anniversary of the grant date of such option or the annual meeting of stockholders. The Directors Plan has a 10-year term, and a maximum of 60,000 shares of common stock will be available for awards, subject to anti-dilution adjustments.

During June 1993, the Company adopted the First Merchants Acceptance Corporation Incentive Stock Option Plan (the "Incentive Stock Option Plan"). The options were granted to key employees, vest over a four year period beginning on the option grant date, and, with limited exceptions, must be exercised within 10 years of the date of grant. No additional grants were made and the Incentive Stock Option Plan was terminated effective September 23, 1994. Options to acquire 36,936 shares and 26,872 shares of common stock at $4.40 per share were granted in 1993 and 1994, respectively. As of December 31, 1996, options to acquire 49,873 shares were outstanding.

During April 1994, the President and Chief Executive Officer was awarded options to acquire up to 11,824 shares of common stock in each of the years ending December 31, 1995 and 1996. The number of options to be earned is dependent upon the performance of the Company in such years. The exercise price is $11.00 per share. As of December 31, 1996, options to acquire 20,541 shares were earned and outstanding. These options vest at various times and expire five years from the applicable vesting date.

During June 1996, the Company and the President and Chief Executive Officer entered into a stock option agreement, that provides for grants of options for 300,000 shares of common stock on a schedule consisting of 100,000 shares on each of June 1, 1996, December 31, 1996 and December 31, 1997. The options contained in each grant become vested and exercisable at a rate of 20,000, 30,000 and 50,000 shares on the first, second and third December 31 following the grant date, respectively. As of December 31, 1996, the first two grants of 100,000 shares each became effective at an exercise price of $21.875 per share for the June 1, 1996 grant and $19.25 per share for the December 31, 1996 grant.

In connection with the October 1993 sale of common stock, the Company granted options to a newly elected member of the Company's Board of Directors. The options are immediately exercisable and entitle the director the right to acquire 5,982 shares of common stock at a price of $5.18 per share.

Certain stock options granted in 1991 are exercisable at prices lower than the estimated fair value of the common stock on the date such options were granted. The excess of the estimated fair value of the options over the option price is considered compensation earned during the vesting period. The unearned compensation was recorded in stockholders' equity with an offsetting increase to additional paid-in capital and was amortized to expense over the period in which it was earned. On April 11, 1995, the then remaining non-exercisable options became fully vested when the market value of the Company's common stock exceeded $60.0 million. Compensation expense attributable to such stock options was $178,767 and $97,512 in 1995 and 1994, respectively. No such expense was recorded in 1996.

STOCK OPTION ACTIVITY
As summarized above, the Company maintains equity-based incentive plans under which various types of stock awards are granted to officers, directors and key employees of the Company. Stock option activity under these plans was as follows:


---------------------------------------------------------------------------------------------------------------------------------
                                              1996                          1995                           1994
---------------------------------------------------------------------------------------------------------------------------------
                                      Number       Weighted average   Number      Weighted average   Number      Weighted average
                                      of shares    option price       of shares   option price      of shares    option price
---------------------------------------------------------------------------------------------------------------------------------
Options outstanding, beginning of year   311,017        $6.28          254,502        $2.92          183,000         $0.92
Granted                                  423,400        20.01           77,750        18.57           71,502          8.02
Exercised or repurchased                  (6,595)        1.09           (2,470)         4.40              --            --
Cancelled                               (34,862)        18.25          (18,765)        11.80              --            --
Options outstanding, end of year         692,960        14.11          311,017         6.28          254,502          2.92
Options exercisable                      239,957         4.74          185,716         1.38           31,111          3.02
Options available for future grant       534,500                       275,500                       345,000
---------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1996                      OPTIONS OUTSTANDING                                         OPTIONS EXERCISABLE
---------------------------------------------------------------------------------------------------------------------------------
                                        Weighted average
                         Number         remaining            Average                     Number                     Weighted average
                         outstanding    contractual life     exercise price              exercisable exercise       price
---------------------------------------------------------------------------------------------------------------------------------
$0.4   to    $4.04         190,937        4.99                $1.18                      179,608                      $0.98
$5.18  to   $12.25          44,023        6.05                10.28                       25,699                       9.69
$18.75 to   $24.25         458,000        9.50                19.88                       34,650                      20.57
---------------------------------------------------------------------------------------------------------------------------------

These plans are "non-compensatory" under APB No. 25, and accordingly, no charge to earnings has been recorded. On a pro forma basis, if the fair value of options granted in 1996 and 1995 had been charged to earnings, net earnings as reported would have been reduced by $640,476 and $96,682 respectively. Net earnings per common share as reported for 1996 and 1995 would have been reduced by $0.09 and $0.02, respectively.

The fair value of each option granted is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996 and 1995: expected volatility of 50.2%, risk-free interest rate of 6.1% and 5.9% and expected lives of 6.7 and 5.6years, respectively.

NOTE 11 -- EMPLOYEE BENEFIT PLANS

The Company sponsors a discretionary contribution savings plan (the "Plan") covering substantially all employees, under Internal Revenue Code Section 401(k). Employees may elect to make a salary reduction contribution in any percentage permitted by the Plan administrator up to a maximum of 15% of their compensation or up to the maximum amount permitted by tax law per calendar year. All participants are fully vested in their account balances and are able to direct the investment of their savings into several investment options. In July 1995, the Company began to match a portion of each participant's contribution. Company contributions vest over six years from the contribution date. Contribution expense was $98,835 and $26,064, in 1996 and 1995, respectively.

On July 27, 1994, the Company adopted the First Merchants Acceptance Corporation 1994 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which became effective September 30, 1994. On November 1, 1994, eligible employees were given the opportunity to purchase common stock at a discount of not more than 15% based upon the fair market value at the beginning of the enrollment period or date of purchase, whichever is less. The plan is non-compensatory under APB No. 25, and, accordingly, no charge to earnings has been recorded for the amount of the discount to fair market value. On a pro forma basis, if the discount has been charged to earnings, net earnings would have been reduced by $29,018 and $71,074 for 1996 and 1995, respectively. Net earnings per common share as reported for 1996 would not have been effected and net earnings per common share as reported for 1995 would have been reduced by $0.01. The Stock Purchase Plan is administered by a committee of the Board of Directors and is intended to qualify as an "Employee Stock Purchase Plan" under Internal Revenue Code Section 423. Subject to anti-dilution adjustments, a maximum of 100,000 shares of common stock are reserved for issuance under the Stock Purchase Plan. Employees of the Company had purchased 10,000 and 10,097 shares of common stock under the Stock Purchase Plan in 1996 and 1995, respectively.

NOTE 12 -- LITIGATION

On August 27, 1996, a purported class action was filed against an automobile dealer and the Company. The complaint, as amended on September 27, 1996 (the "Complaint"), alleges violations of certain Federal and Illinois consumer protection statutes and RICO and seeks unspecified damages. The Company believes that certain material allegations in the Complaint are incorrect and that it has meritorious defenses to the claims made in the Complaint. The Company intends to vigorously defend this action. Management believes that the resolution of this matter will not have a material impact on the financial position of the Company, however, the ultimate outcome cannot be determined.

NOTE 13 -- INCOME TAXES
The components of the income tax provision for the year ended December 31, 1996, 1995 and 1994 were as follows:

-------------------------------------------------------------------------------------------
Dollars in thousands               1996                   1995                      1994
-------------------------------------------------------------------------------------------
Current:
Federal                         $  7,203                   2,681                      709
State                                857                     514                      118
Total current                      8,060                   3,195                      827
-------------------------------------------------------------------------------------------
Deferred:
Federal                          (1,167)                     816                      754
State                              (167)                      92                      129
Total deferred                   (1,334)                     908                      883
Total                           $ 6,726                    4,103                    1,710
--------------------------------------------------------------------------------------------

The income tax provision differs from the provision computed at the Federal statutory tax rate as follows:


---------------------------------------------------------------------------------------------------------------------------------
Dollars in thousands                                     1996                     1995                       1994
---------------------------------------------------------------------------------------------------------------------------------
Income tax at Federal statutory rate              $6,036       35.0%       $3,673       34.0%         $1,529        34.0%
State income tax, net of federal tax benefit         690        4.0%          430        4.0%            181         4.0%
Total income tax provision                        $6,726       39.0%       $4,103       38.0%         $1,710        38.0%
---------------------------------------------------------------------------------------------------------------------------




Temporary differences, which represent the difference between the amounts reported in the financial statements and the tax bases of assets and liabilities, result in deferred income taxes.

At December 31, 1996 and 1995 the components of the Company's deferred income taxes were as follows:



                  --------------------------------------------
                  Dollars in thousands             1996   1995
                  --------------------------------------------
                  Deferred tax assets:
                  Accrued restructuring charges    $406     --
                  Accrued compensation              120    116
                  Total deferred tax assets         526    116
                  Deferred tax liabilities:
                  Contract acquisition discounts    733  1,792
                  Accumulated depreciation          194    107
                  Other                             474    426
                  Total deferred tax liabilities  1,401  2,325
                  Net deferred tax liability       $875  2,209

NOTE 14 -- COMMITMENTS AND CONTINGENT LIABILITIES

The Company leases its corporate office and service centers under noncancelable operating lease agreements with initial terms ranging from three to five years. These leases generally require the Company to reimburse the landlord for certain common area expenses, such as real estate taxes, utilities and maintenance; such expenses are included in rent expense. Charges to expense with respect to all operating leases totaled $1,588,223, $775,758 and $447,510, in 1996, 1995 and 1994, respectively. At December 31, 1996, future minimum lease payments for noncancelable operating leases were as follows:

                     -------------------------------------
                     YEAR ENDING DECEMBER 31
                     Dollars in thousands
                     --------------------------------------
                     1997                           $2,029
                     1998                            2,012
                     1999                            1,626
                     2000                            1,256
                     2001                              870
                     2002 and beyond                 2,211
                     -------------------------------------
                     Total minimum future rentals  $10,004
                     -------------------------------------


Included in these commitments are leases for dealer service centers that have been closed; such leases will not be renewed. It is generally expected that leases for currently operating offices will expire and that some will be renewed or replaced with leases for other locations.

DATA PROCESSING AGREEMENT
The Company has entered into contracts to receive data processing services expiring in September 1998 and May 2002.

At December 31, 1996, future minimum payments pertaining to these agreements were as follows:



                     -------------------------------------
                     YEAR ENDING DECEMBER 31
                     Dollars in thousands
                     --------------------------------------
                     1997                           $2,580
                     1998                            2,415
                     1999                            2,280
                     2000                            2,280
                     2001                            2,280
                     2002                              950
                     -------------------------------------
                     Total minimum future rentals  $12,785
                     -------------------------------------

NOTE 15 -- RESTRUCTURING CHARGES

In 1996, the Company recorded expenses of $1.4 million for severance, lease termination and other costs associated with consolidating certain dealer service centers, expanding the geographic coverage of the Company's sales force and other expense reduction efforts to improve operating efficiencies. Such expenses were included in "Other operating expenses."

NOTE 16 -- IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities ("SFAS 125"), effective for the Company in 1997, provides new methods of accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The Company will apply SFAS 125 to securitization transactions occurring on or after January 1, 1997. The adoption of SFAS 125 is not expected to have a material effect on the Company's financial position or results of operations.

NOTE 17 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments. Fair value estimates are made at a specific point in time and are subjective in nature, involve uncertainties and matters of significant judgment. Therefore, the fair value estimates cannot be determined with precision and do not reflect the total value of the Company as a going concern.

CASH AND RESTRICTED CASH
The carrying amount of cash and restricted cash approximates fair value because of its maturity characteristics and it does not present unanticipated credit concerns.

FINANCE RECEIVABLES, NET
The fair value of finance receivables was estimated by the present value of future cash flows, using current rates at which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities.

EXCESS SERVICING RECEIVABLE
The carrying amount of excess servicing receivable approximates fair value because the rate at which the future cash flows were discounted, remained consistent during 1996.

SENIOR REVOLVING CREDIT FACILITY

The carrying amount of the Company's Senior Revolving Credit Facility approximates fair value because of its variable rate pricing terms.

NOTES PAYABLE-SECURITIZED POOLS AND

SUBORDINATED RESET NOTES, NET
The fair value of the Company's notes payable-securitized pools and subordinated reset notes, net is estimated based on the quoted market price of similar issues.

INTEREST RATE RISK MANAGEMENT AGREEMENTS
The fair value of interest rate risk management agreements is estimated using quoted market prices. The estimated fair value of interest rate risk management agreements as of December 31, 1996 and 1995 was $(346,571) and $8,980, respectively.

A summary of the fair values of financial assets and liabilities at December 31, 1996 and 1995 follows:



------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31                                            1996                           1995
Dollars in thousands
------------------------------------------------------------------------------------------------------------
                                                   Carrying                         Carrying
                                                     amount        Fair value         amount      Fair value
------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash                                                 $1,177             1,177            112             112
Restricted cash                                      29,947            29,947          6,808           6,808
Excess servicing receivable                          22,349            22,349             --              --
Finance receivables held for sale                    42,758            44,020         32,265          32,735
Net finance receivables                             244,362           251,252        251,908         252,560
Less: allowance for credit losses                   (17,182)          (17,182)       (14,301)        (14,301)
Net receivables                                     227,180           234,070        237,607         238,259
------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Borrowings under senior revolving credit facility   $33,300            33,300        104,000         104,000
Notes payable - securitized pools, net              133,709           133,809         70,378          70,609
Subordinated reset notes , net                       63,760            65,014         13,896          14,981
------------------------------------------------------------------------------------------------------------

NOTE 18 -- QUARTERLY RESULTS (UNAUDITED)

The following table sets forth certain unaudited operating results for each of the eight quarters ended December 31, 1996. This information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments (which consist solely of normal recurring adjustments) necessary to present fairly the financial information of such periods.

Dollars in thousands, except per share data

--------------------------------------------------------------------------------------------------------------------
                                                           First        Second       Third        Fourth      Year
                                                           Quarter      Quarter      Quarter      Quarter     Ended
--------------------------------------------------------------------------------------------------------------------
1996
Interest income from finance receivables and other
portfolio income                                          $  17,777      19,241      18,390      17,497       72,905
Gain on sale of finance receivables                           3,006       5,087       6,795       8,037       22,925
Provision for credit losses                                   3,500       4,200       4,300       9,860       21,860
Operating expenses                                            7,807      10,043      11,122      10,752       39,724
Earnings before income taxes                                  4,954       5,230       5,406       1,656       17,246
Net earnings                                                  3,022       3,190       3,298       1,010       10,520
Earnings per share                                         $   0.45        0.47        0.49        0.15        $1.56
---------------------------------------------------------------------------------------------------------------------
Stock price range of common stock: (1)
High                                                       $  22.13       26.38       20.25       22.75        26.38
Low                                                           16.00       19.50       14.38       16.38        14.38
Weighted average number of common and
common equivalent shares outstanding                          6,733       6,780       6,727       6,736        6,742
--------------------------------------------------------------------------------------------------------------------
1995
Interest income from finance receivables
and other portfolio income                                 $  6,428       8,538      10,593      13,989  $    39,548
Provision for credit losses                                      --         125         525       1,050        1,700
Operating expenses                                            2,761       3,626       4,273       5,630       16,290
Earnings before income taxes                                  1,884       2,202       2,703       4,015       10,804
Net earnings                                                  1,168       1,365       1,677       2,491        6,701
Earnings per share                                         $   0.26        0.31        0.37        0.38        $1.35
---------------------------------------------------------------------------------------------------------------------
Stock price range of common stock: (1)
High                                                       $  13.00       19.50       27.00       27.25        27.25
Low                                                           10.00       12.25       17.00       17.00        10.00
Weighted average number of common and
common equivalent shares outstanding                          4,453       4,470       4,489       6,496        4,980
--------------------------------------------------------------------------------------------------------------------


(1) The above table sets forth the stock price range of high and low bid quotations for the periods indicated for the common stock as reported by NASDAQ. These quotations represent prices between dealers and do not include retail markups, markdowns, or commissions, and do not necessarily represent actual transactions. The common stock is currently owned by approximately 3,700 stockholders. The Company's common stock trades on the NASDAQ National Market under the symbol "FMAC".

Directors and Officers

DIRECTORS

THOMAS A. HIATT
General Partner
Middlewest Management Company

MITCHELL C. KAHN
President & Chief Executive Officer
First Merchants Acceptance Corporation

WILLIAM N. PLAMONDON
Consultant

MARCY H. SHOCKEY
General Partner
Middlewest Management Company

RICHARD J. UHL
President
Chicago Holdings, Inc.

SOLOMON A. WEISGAL
President
Solomon A. Weisgal, Ltd.

STOWE W. WYANT
Consultant

CORPORATE OFFICERS

MITCHELL C. KAHN
President & Chief Executive Officer

JOHN R. GRIGGS
Executive Vice President and
Chief Operating Officer--
Dealer Financial Services Division

NORMAN SMAGLEY
Senior Vice President &
Chief Financial Officer

ALAN J. APPELMAN
Senior Vice President

CRAIG A. ADAMS
Vice President

THOMAS R. EHMANN
Vice President

MARK FLOYD
Vice President

BRIAN W. HAUSMANN
Vice President

ALLEN D. RICE
Vice President

PAUL M. VAN EYL
Vice President

RICHARD P. VOGELMAN
Vice President & Secretary

KAREN J. EPPS
Controller

BRIAN P. HAKE
Treasurer

CORPORATE INFORMATION

CORPORATE OFFICES
First Merchants Acceptance Corporation
570 Lake Cook Road, Suite 126
Deerfield, Illinois 60015
(847) 948-9300

TRANSFER AGENT & REGISTRAR
Harris Trust and Savings Bank
Shareholder Services
311 West Monroe Street, 11th Floor
Chicago, Illinois 60603

STOCK TRANSFER MATTERS/ CHANGE OF ADDRESS
First Merchants Acceptance Corporation investors seeking information on stock transfers, change of address and lost stock certificates should contact Harris Trust and Savings Bank at the address indicated above.

STOCK LISTING
First Merchants Acceptance Corporation's Common Stock trades on The NASDAQ Market, under the ticker symbol FMAC.

STOCKHOLDER MEETING
The Annual Meeting of Stockholders will be held on Thursday, May 15, 1997 at 10:00 A.M. Those unable to attend are urged to exercise their right to vote by returning the proxy sent to them in the mail.

INDEPENDENT AUDITORS
Deloitte & Touche LLP
180 North Stetson Avenue
Chicago, Illinois 60601

SECURITIES COUNSEL
Sonnenschein Nath & Rosenthal
8000 Sears Tower
Chicago, Illinois 60606

INVESTOR RELATIONS
Stockholders, analysts and other members of the investment community seeking further information or a copy of the Corporation's Annual Report may contact:

NORMAN SMAGLEY
Senior Vice President &
Chief Financial Officer
First Merchants Acceptance Corporation
570 Lake Cook Road, Suite 126
Deerfield, Illinois 60015
Phone (847) 948-9300
Fax (847) 948-9303

FORM 10-K
First Merchants Acceptance Corporation files an Annual Report on Form 10-K with the U.S. Securities and Exchange Commission. A copy of this report may be obtained without charge by contacting Norman Smagley at the address indicated above.

                            FMAC - THE WINNING TEAM






                                    [Photo]

                    FIRST MERCHANTS ACCEPTANCE CORPORATION
                        570 LAKE COOK ROAD, SUITE 126
                          DEERFIELD, ILLINOIS 60015

                                     [LOGO]